Exhibit (a)(8)


          UNISOURCE ENERGY ANNOUNCES RESULTS OF TEP
          WARRANTS EXCHANGE OFFER


          TUCSON, Ariz.--(BUSINESS WIRE)--Oct. 28, 1998--UniSource Energy Corp. (NYSE: UNS - news) Wednesday announced the results of its
                       ---   ----
          offer to exchange warrants for Tucson Electric Power Co. (TEP) common stock for warrants for the purchase of the common stock of UniSource Energy Corp.

          New warrants for the purchase of approximately 3 million shares of UniSource Energy at $16.00 per share will be issued within two weeks as a result of the exchange offer.

          Approximately 7.5 million, or about 62%, of the outstanding TEP Warrants were validly tendered and accepted for exchange. After the exchange, 1.5 million of 1999 UniSource Energy Warrants, expiring March 15, 1999; and 1.5 million of 2000 UniSource Energy Warrants, expiring Dec. 15, 2000, will be issued.

          Each new whole UniSource Energy Warrant will entitle the holder to purchase one share of UniSource Energy common stock at a purchase price of $16.00. After the exchange, 4.6 million TEP Warrants for the purchase of 920,000 shares of TEP will remain outstanding.

          Any shares of TEP common stock issued as a result of exercising TEP warrants are not exchangeable for UniSource Energy common stock. The exchange offer, which had been extended on Sept. 22, 1998, expired on Oct. 23, 1998.

          UniSource Energy's principal affiliates include Tucson Electric Power Co., New Energy Ventures, LLC, one of the nation's leading representatives for energy buyers; Nations Energy Corp., an independent power developer; Advanced Energy Technologies Inc., a developer of renewable energy and distributed generation technologies; Southwest Energy Solutions, and SWPP Investment Co.

          Public Affairs P.O. Box 711 Tucson, AZ 85702 520/884-3742 www.unisourceenergy.com
          -----------------------

          Contact:

               UniSource Energy Corp., Tucson
               Alan Lee Bunnell, 520/884-3797 (Media)
               Victoria Jedicke, 520/884-3931 (Analysts)